UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2016

ENZON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-12957	22-2372868
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Commerce Drive, Suite 135, Cranford, New Jersey		07016
(Address of principal executive offices)		(Zip Code)

(732) 980-4500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of George W. Hebard III as Interim Principal Executive Officer, Interim Chief Operating Officer and Secretary

On March 18, 2016, George W. Hebard III tendered his resignation as Interim Principal Executive Officer, Interim Chief Operating Officer and Secretary of Enzon Pharmaceuticals, Inc. (the “Company”) effective March 31, 2016.

Appointment of Andrew Rackear as Chief Executive Officer and Secretary

On March 18, 2016, the Board of Directors of the Company (the “Board”) appointed Andrew Rackear as Chief Executive Officer and Secretary of the Company effective March 31, 2016.

Since November 2013, Mr. Rackear has provided consulting services to the Company. Mr. Rackear previously served as the Company’s Vice President and General Counsel from April 2010 to November 2013. Prior to that, Mr. Rackear served as Senior Vice President and General Counsel for NPS Pharmaceuticals, and Vice President and General Counsel for Chugai Pharma USA and Amersham Biosciences Corp, where he also served as President of North American Operations. Prior to that, Mr. Rackear engaged in litigation and commercial law practice at Marks & Murase and served as Associate General Counsel at Sharp Electronics Corp. Mr. Rackear holds a J.D. from New York University School of Law.

Mr. Rackear will serve as the Company’s Chief Executive Officer and Secretary on a consulting basis at an initial rate of $285 per hour for each hour worked, together with reimbursement for reasonable expenses incurred in performing his services, pursuant to the terms of a separation agreement that was entered into on September 27, 2013, as amended (the “Separation Agreement”). In connection with Mr. Rackear’s appointment, the Company and Mr. Rackear entered into an amendment to the Separation Agreement, effective March 31, 2016 (the “Separation Agreement Amendment”), pursuant to which the Company has agreed to indemnify Mr. Rackear and hold him harmless, to the fullest extent permitted by Delaware law, against liabilities related to his consulting services to the Company and to advance expenses incurred by him in connection with any proceeding related to his consulting services to the Company.

There is no arrangement or understanding between Mr. Rackear and any other persons pursuant to which Mr. Rackear was selected as the Company’s Chief Executive Officer and Secretary that would require disclosure under Item 401(b) of Regulation S-K. Mr. Rackear does not have any family relationship with any of the Company’s directors or executive officers that would require disclosure under Item 401(d) of Regulation S-K. The Company is not aware of any relationship or transaction in which Mr. Rackear has or will have an interest, or was or is a party, that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Separation Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Separation Agreement Amendment, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Change in Richard L. Feinstein’s Title

On March 18, 2016, the Board approved a change in Richard L. Feinstein’s title from Vice President-Finance and Principal Financial Officer to Vice President-Finance and Chief Financial Officer effective March 31, 2016.

Item 8.01	Other Events.

As previously announced, on February 4, 2016, the Board adopted a Plan of Liquidation and Dissolution (the “Plan of Liquidation and Dissolution”), pursuant to which the Company would, subject to obtaining requisite stockholder approval, be liquidated and dissolved in accordance with Sections 280 and 281(a) of the General Corporation Law of the State of Delaware. In approving the Plan of Liquidation and Dissolution, the Board had considered, among other factors, the ability of the Company to obtain no-action relief from the Securities and Exchange Commission (the “SEC”) to suspend certain of the Company’s reporting obligations under the Securities Exchange Act of 1934, as amended, and the anticipated cost savings if such relief is granted by the SEC. Upon further review, the Company does not currently believe that the SEC is likely to grant such relief to the Company at this time. Accordingly, after further consideration, the Board has determined that it would be fair, advisable and in the best interests of the Company and its stockholders to postpone seeking stockholder approval of the Plan of Liquidation and Dissolution until a later time to be determined by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZON PHARMACEUTICALS, INC.
(Registrant)

Date: March 21, 2016	By:	/s/ Richard L. Feinstein
Name: Richard L. Feinstein
Title: Vice President-Finance and Principal Financial Officer